Exhibit (c)(3)
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Liquidation Analysis Summary and Assumptions

	Analysis Assumptions

	I	II	III
	Immediate	Extended	Liquidation &
	Liquidation	Liquidation	Broadband Strategy

Cash and cash equivalents	100%	100%	100%
Accounts receivable	40%	90%	90%
Inventories	20%	70%	90%
Prepaid expenses and other	0%	0%	0%
Property, plant & equipment, net	10%	20%	20%
Other assets	0%	0%	0%
Transaction expenses(1)	$500	$500	$500

	I-A	I-B	II-A	II-B	III-A	III-B
	Excluding	Including	Excluding	Including	Excluding	Including
	Receivable	Receivable	Receivable	Receivable	Receivable	Receivable

Adjusted assets less liabilities	$22,893	$27,893	$26,163	$31,163	$27,102	$32,102
Cash adjustment for cont. operations	NA	NA	$1,158	$1,158	$3,113	$3,113
Fully adjusted assets	$22,893	$27,893	$25,005	$30,005	$23,989	$28,989
Fully diluted shares outstanding	83,014	83,014	83,014	83,014	83,014	83,014
Net per share value to shareholders(2)	$0.28	$0.34	$0.30	$0.36	$0.29	$0.35

	Liquidation Scenarios(3)(4)

	I-A	I-B	II-A	II-B	III-A	III-B

Fully adjusted assets	$22,893	$27,893	$25,005	$30,005	$23,989	$28,989
Net per share value to shareholders	$0.28	$0.34	$0.30	$0.36	$0.29	$0.35
Premium to current share price(5)	62%	98%	77%	113%	70%	105%

	Offers

	Company B	Company A

Value of transaction	$34,760	$28,000
Net per share value to shareholders	$0.42	$0.34
Premium to current share price(5)	146%	98%

Notes:

(1)	Assumes liquidation expenses of $500,000
(2)	Net per share value for the “Liquidation & Broadband Strategy” scenario does not take into account the value of the continuing broadband business
(3)	Based on March 31, 2005 Balance Sheet
(4)	Based forecast of liquidation to commence on March 31, 2005
(5)	Assumes share price of $0.17

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I
IMMEDIATE LIQUIDATION
Balance Sheet As of March 31, 2005
($ in thousands)

			I-A
		I-A	Adjusted
		Adjusted	Balance Sheet(1)
	Balance Sheet	Balance Sheet(1)	Including Rec.

Assets
Current assets
Cash and cash equivalents	$22,837	$22,837	$22,837
Accounts receivable, net	1,800	720	720
Inventories	4,697	939	939
Prepaid expenses and other	508	—	—

Total current assets	29,842	24,496	29,496

Property, Plant and Equipment, net	208	21	21
Other assets	29	—	—

Total assets	30,079	24,517	29,517

Liquidation Expenses		500	500
Liabilities
Current liabilities:
Accounts payable	172	172	172
Adjusted accrued liabilities and other	952	952	952
Deferred profit	1,954	—	—

Total current liabilities	3,078	1,124	1,124

Adjusted assets less liabilities		22,893	27,893

Notes:

(1)	Excludes accounting accruals of approximately $1.5 million which would be non-cash.

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II
Extended Liquidation
Balance Sheet As of March 31, 2005
($ in thousands)

			II-B
		II-A	Adjusted
	Balance	Adjusted	Balance Sheet(1)
	Sheet	Balance Sheet(1)	Rec.

Assets
Current assets
Cash and cash equivalents	$22,837	$22,837	$27,837
Accounts receivable, net	1,800	1,620	1,620
Inventories	4,697	3,288	3,288
Prepaid expenses and other	508	—	—

Total current assets	29,842	27,745	32,745

Property, Plant and Equipment, net	208	42	42
Other assets	29	—	—

Total assets	30,079	27,787	32,787

Liquidation Expenses		500	500
LIABILITIES
Current liabilities:
Accounts payable	172	172	172
Adj. Accrued liabilities and other	952	952	952
Deferred profit	1,954	—	—

Total current liabilities	3,078	1,124	1,124

Adjusted Assets less liabilities		26,163	31,163

Notes:

(1)	Excludes accounting accruals of approximately $1.5 million which would be non-cash.

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III
Liquidation & Broadband Strategy
Balance sheet As of March 31, 2005
($ in thousands)

			III-B
			Adjusted
		III-A	Balance Sheet(1)
	Balance	Adjusted	Including
	Sheet	Balance Sheet(1)	Rec.

Assets
Current Assets
Cash and cash equivalents	$22,837	$22,837	$27,837
Accounts receivable, net	1,800	1,620	1,620
Inventories	4,697	4,227	4,227
Prepaid expenses and other	508	—	—

Total current assets	29,842	28,684	33,684

Property, Plant and Equipment, net	208	42	42
Other assets	29	—	—

Total assets	30,079	28,726	33,726

Liquidation Expenses		500	500

Liabilities
Current liabilities:
Accounts payable	172	172	172
Adj. Accrued liabilities and other	952	952	952
Deferred profit	1,954	—	—

Total current liabilities	3,078	1,124	1,124

Adjusted Assets less liabilities		27,102	32,102

Notes:

(1)	Excludes accounting accruals of approximately $1.5 million which would be non-cash.